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Director Michael Moritz Issues Letter to Green Dot Shareholders

PASADENA, Calif. - May 16, 2016 - Green Dot Corporation (NYSE:GDOT) (the “Company”) Board member, Michael Moritz, issues the following letter to Green Dot shareholders:

Green Dot Stockholders:

Green Dot is a financial services company in which Sequoia Capital has been an investor since its days as a small, unknown private business. I am a director of Green Dot and also the Chairman of Sequoia Capital where I have worked since 1986. Since 1972, Sequoia has partnered with the founders of companies that now have an aggregate, public market value of over $1.4 trillion1. I have served on the public boards of, among others, Google, Yahoo!, PayPal, LinkedIn, Kayak and Flextronics. This is the first time I, or anyone else from Sequoia, have written to the shareholders of a public company in our forty-year history.

The reason for this letter is to address a proxy fight brought by one shareholder, Harvest Capital Strategies, a subsidiary of JMP Group LLC (NYSE: JMP) a micro-cap finserv company, that seeks to oust three board members, including the founder of the Company and largest individual shareholder.

A brief history: Green Dot, whose mission is to provide a full range of affordable and accessible financial services to underbanked Americans, was founded by Steve Streit in 1999. Green Dot created the pre-paid card industry and became a public company in July 2010. Green Dot’s rapid growth attracted significant competitors - American Express, JP Morgan Chase and dozens of others to enter the business. This was followed by a period of ferocious competition, exacerbated by severe pricing pressures and other challenges including the mitigation of an outbreak of fraud that bedeviled the segment. The management and Board of Green Dot acknowledge that the period between 2012 and 2015 was tough and the company’s financial results were unsatisfactory. Management and the Board instituted a long-term turnaround plan that has allowed the Company to withstand these threats by introducing new products and diversify its business.

In my opinion, Green Dot’s CEO and management team have done a valiant job - in a highly regulated and carefully monitored industry serving millions of unbanked consumers with a trusted service - for which they have been given no credit by the dissident shareholder. Management has also refused to use predatory practices, like high over-draft fees, that some of their competitors have used to drive short-term profitability, which are highly unfair to underbanked consumers and are at risk of being banned by pending regulations. At the same time, like any company, we have made mistakes and don’t pretend to be perfect.

Consider this: between 2013 and 2015 revenue from sources others than Green Dot’s largest customer grew from $210 million to $378 million while overall non-GAAP total operating revenues grew from $582 million to $699 million. Adjusted EBITDA, which troughed at $103 million in 2013, grew to $132 million and $152 million in 2014 and 2015, respectively. At the same time, Green Dot has triumphed over some of the largest financial institutions in the U.S., including American Express, JP Morgan Chase and others, to remain the market leader in the prepaid category, while capitalizing on additional growth opportunities.

Green Dot’s management and Board have listened carefully to the arguments of the dissident, and all shareholders, since we are eager to improve the business as best we can. Management’s Six-Step Plan has been underway for a considerable period of time with the results quite encouraging thus far.

I support management’s plan and the promise of Green Dot’s CEO, Steve Streit, to hit at least $1.75 per share in non-GAAP diluted EPS in 2017 (compared to $1.35 per share in 2015). Should Mr. Streit fall short, the Board will hold him accountable. Assuming Green Dot achieves these goals, we all win. If it doesn’t, we will organize orderly changes at that point.

You will obviously need to do what you consider in your best interests, but I would ask you to contemplate the message you want to send to every CEO and Board that has stayed true to the long-term, and has the grit and resilience to turnaround its business, as well as every Founder and entrepreneur in America contemplating the prospect of running a public company.

Sincerely yours,

Michael Moritz

1 https://www.sequoiacap.com/companies/

* * *
About Green Dot
Green Dot Corporation, along with its wholly owned subsidiaries, is a pro-consumer financial technology innovator with a mission to provide a full range of affordable and accessible financial services to the masses. Green Dot is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account and a top 20 debit card issuer among all banks and credit unions in the country. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot's products and services are available to consumers through a large-scale "branchless bank" distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.

Forward-Looking Statements
This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities, the Company’s dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company’s reliance on retail distributors for the promotion of its products and services, demand for the Company’s new and existing products and services, continued and improving returns from the Company’s investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company’s ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company’s operating methods or economics, the Company’s reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company’s involvement litigation or investigations. These and other risks are discussed in greater detail in the Company’s Securities and Exchange Commission filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company’s investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this press release is as of May 16, 2016, and the Company assumes no obligation to update this information as a result of future events or developments.

About Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses measures of operating results that are adjusted to exclude net interest income and expense; income tax benefit and expense; depreciation and amortization; employee stock-based compensation expense; stock-based retailer incentive compensation expense; contingent consideration; other charges and income; transaction costs; and impairment charges. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP. For information regarding the Company's use of non-GAAP financial measures and the items excluded by the Company from one or more of its historic non-GAAP financial measures, investors are encouraged to review the reconciliations of the Company's historic non-GAAP financial measures to the comparable GAAP financial measures, which are attached to this press release.

Contacts
Investor Relations
IR@greendot.com
or
Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com
or
John Christiansen / Meghan Gavigan, 415-618-8750
jchristiansen@sardverb.com / mgavigan@sardverb.com

Supplemental Non-GAAP Financial Information

	2013	2014	2015
	YTD	YTD	YTD
	(in thousands)
Reconciliation of total operating revenues to non-GAAP total operating revenues (1)
Total operating revenues	$573,621	$601,552	$694,700
Stock-based retailer incentive compensation (2)(3)	8,722	8,932	2,520
Contra-revenue advertising costs (3)(4)	—	—	1,977
Non-GAAP total operating revenues	$582,343	$610,484	$699,197

	2013	2014	2015
	YTD	YTD	YTD
	(in thousands)
Reconciliation of net income to non-GAAP net income (1)
Net income	$34,040	$42,693	$38,415
Employee stock-based compensation expense (5)	14,703	20,329	27,011
Stock-based retailer incentive compensation (2)	8,722	8,932	2,520
Amortization of acquired intangibles (6)	—	4,530	23,205
Change in fair value of contingent consideration (6)	—	(698)	(8,200)
Other charges (income) (7)	—	(6,433)	2,619
Transaction costs (6)	—	6,681	1,330
Amortization of deferred financing costs (7)	—	—	1,534
Impairment charges (7)	3,357	—	5,881
Income tax effect (8)	(9,415)	(12,107)	(22,367)
Non-GAAP net income	$51,407	$63,927	$71,948
Diluted earnings per share*
GAAP	$0.76	$0.90	$0.72
Non-GAAP	$1.15	$1.35	$1.35
Diluted weighted-average shares issued and outstanding**
GAAP	37,156	41,770	51,875
Non-GAAP	44,837	47,385	53,422
* Reconciliations between GAAP and non-GAAP diluted weighted-average shares issued and outstanding are provided in the next table
** Diluted weighted-average Class A shares issued and outstanding is the most directly comparable GAAP measure for the periods indicated.

	2013	2014	2015
	YTD	YTD	YTD
	(in thousands)
Reconciliation of GAAP to non-GAAP diluted weighted-average shares issued and outstanding (1)
Diluted weighted-average shares issued and outstanding*	37,156	41,770	51,875
Assumed conversion of weighted-average shares of preferred stock	6,859	5,235	1,518
Weighted-average shares subject to repurchase	822	380	29
Non-GAAP diluted weighted-average shares issued and outstanding	44,837	47,385	53,422
* Represents the diluted weighted-average shares of Class A common stock for the periods indicated.

	2013	2014	2015
	YTD	YTD	YTD
	(in thousands)
Reconciliation of net income to adjusted EBITDA (1)
Net income	$34,040	$42,693	$38,415
Net interest (income) expense (4)	(3,368)	(2,788)	1,207
Income tax expense	18,460	21,682	19,707
Depreciation of property and equipment	27,099	36,984	38,509
Employee stock-based compensation expense (4)(5)	14,703	20,329	27,011
Stock-based retailer incentive compensation (2)(4)	8,722	8,932	2,520
Amortization of acquired intangibles (4)(6)	—	4,530	23,205
Change in fair value of contingent consideration (4)(6)	—	(698)	(8,200)
Other (income) charges (4)(7)	—	(6,433)	2,619
Transaction costs (4)(6)	—	6,681	1,330
Impairment charges (4)(7)	3,360	—	5,881
Adjusted EBITDA	$103,016	$131,912	$152,204
Non-GAAP total operating revenues	$582,343	$610,484	$699,197
Adjusted EBITDA/non-GAAP total operating revenues (adjusted EBITDA margin)	17.7%	21.6%	21.8%

	2013	2014	2015
	YTD	YTD	YTD
	(in thousands)
Supplemental Detail on Non-GAAP Diluted Weighted-Average Shares Issued and Outstanding (1)
Stock outstanding as of December 31:
Class A common stock	37,729	51,146	50,502
Class B common stock	—	—	—
Preferred stock (on an as-converted basis)	6,859	1,515	1,519
Total stock outstanding as of December 31:	44,588	52,661	52,021
Weighting adjustment	(1,032)	(6,139)	858
Dilutive potential shares:
Stock options	1,078	640	293
Restricted stock units	203	220	243
Warrants	—	—	—
Employee stock purchase plan	—	3	7
Non-GAAP diluted weighted-average shares issued and outstanding	44,837	47,385	53,422

(1)
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses measures of operating results that are adjusted to exclude various, primarily non-cash, expenses and charges. These financial measures are not calculated or presented in accordance with GAAP and should not be considered as alternatives to or substitutes for operating revenues, operating income, net income or any other measure of financial performance calculated and presented in accordance with GAAP. These financial measures may not be comparable to similarly-titled measures of other organizations because other organizations may not calculate their measures in the same manner as we do. These financial measures are adjusted to eliminate the impact of items that the Company does not consider indicative of its core operating performance. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate.

The Company believes that the non-GAAP financial measures it presents are useful to investors in evaluating the Company’s operating performance for the following reasons:

•
stock-based retailer incentive compensation is a non-cash GAAP accounting charge that is an offset to the Company’s actual revenues from operations as the Company has historically calculated them. This charge resulted from the monthly lapsing of the Company’s right to repurchase a portion of the 2,208,552 shares it issued to its largest distributor, Walmart, in May 2010. By adding back this charge to the Company’s GAAP total operating revenues, investors can make direct comparisons of the Company’s revenues from operations prior to May 2015, when the repurchase right fully lapsed, and thus more easily perceive trends in the Company’s core operations. Further, because the monthly charge is based on the then-current fair market value of the shares as to which the Company’s repurchase right lapses, adding back this charge eliminates fluctuations in the Company’s operating revenues caused by variations in its stock price and thus provides insight on the operating revenues directly associated with those core operations;

•
the Company records employee stock-based compensation from period to period, and recorded employee stock-based compensation expenses of approximately $5.6 million and $5.2 million for the three months ended March 31, 2016 and 2015, respectively. By comparing the Company’s adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share in different historical periods, investors can evaluate the Company’s operating results without the additional variations caused by employee stock-based compensation expense, which may not be comparable from period to period due to changes in the fair market value of the Company’s Class A common stock (which is influenced by external factors like the volatility of public markets and the financial performance of the Company’s peers) and is not a key measure of the Company’s operations;

•
adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as net interest income and expense, income tax benefit and expense, depreciation and amortization, employee stock-based compensation expense, stock-based retailer incentive compensation expense, contingent consideration, other charges and income, transaction costs, and impairment charges that can vary substantially from company to company depending upon their respective financing structures and accounting policies, the book values of their assets, their capital structures and the methods by which their assets were acquired; and

•	securities analysts use adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.
The Company’s management uses the non-GAAP financial measures:

•	as measures of operating performance, because they exclude the impact of items not directly resulting from the Company’s core operations;

•	for planning purposes, including the preparation of the Company’s annual operating budget;

•	to allocate resources to enhance the financial performance of the Company’s business;

•	to evaluate the effectiveness of the Company’s business strategies; and

•	in communications with the Company’s board of directors concerning the Company’s financial performance.
The Company understands that, although adjusted EBITDA and other non-GAAP financial measures are frequently used by investors and securities analysts in their evaluations of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Some of these limitations are:

•	that these measures do not reflect the Company’s capital expenditures or future requirements for capital expenditures or other contractual commitments;

•	that these measures do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	that these measures do not reflect interest expense or interest income;

•	that these measures do not reflect cash requirements for income taxes;

•
that, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for these replacements; and

•	that other companies in the Company’s industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.
(2) This expense consists of the recorded fair value of the shares of Class A common stock for which the Company’s right to repurchase has lapsed pursuant to the terms of the May 2010 agreement under which they were issued to Wal-Mart Stores, Inc., a contra-revenue component of the Company’s total operating revenues. The Company does not believe these non-cash expenses are reflective of ongoing operating results. Our right to repurchase any shares issued to Walmart fully lapsed during the three months ended June 30, 2015. As a result, we no longer recognize stock-based retailer incentive compensation in future periods.
(3) This expense consists of certain co-op advertising costs recognized as contra-revenue under GAAP. The Company believes the substance of the costs incurred are a result of advertising and is not reflective of ongoing total operating revenues. The Company believes that excluding co-op advertising costs from total operating revenues facilitates the comparison of our financial results to the Company's historical operating results. Prior to 2015, the Company did not have any co-op advertising costs recorded as contra-revenue.
(4) The Company does not include any income tax impact of the associated non-GAAP adjustment to non-GAAP total operating revenues or adjusted EBITDA, as the case may be, because each of these non-GAAP financial measures is provided before income tax expense.
(5) This expense consists primarily of expenses for employee stock options and restricted stock units. Employee stock-based compensation expense is not comparable from period to period due to changes in the fair market value of the Company’s Class A common stock (which is influenced by external factors like the volatility of public markets and the financial performance of the Company’s peers) and is not a key measure of the Company’s operations. The Company excludes employee stock-based compensation expense from its non-GAAP financial measures primarily because it consists of non-cash expenses that the Company does not believe are reflective of ongoing operating results. Further, the Company believes that it is useful to investors to understand the impact of employee stock-based compensation to its results of operations.
(6) The Company excludes certain income and expenses that are the result of acquisitions. These acquisition related adjustments include the amortization of acquired intangible assets, changes in the fair value of contingent consideration, settlements of contingencies established at time of acquisition and other acquisition related charges, such as integration charges and professional and legal fees, which result in the Company recording expenses or fair value adjustments in its GAAP financial statements. The Company analyzes the performance of its operations without regard to these adjustments. In determining whether any acquisition related adjustment is appropriate, the Company takes into consideration, among other things, how such adjustments would or would not aid in the understanding of the performance of its operations.
(7) The Company excludes certain income and expenses that are not reflective of ongoing operating results. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in the Company's GAAP financial statements, the Company excludes them in it's non-GAAP financial measures because the Company believes these items may limit the comparability of ongoing operations with prior and future periods. These adjustments include amortization attributable to deferred financing costs, impairment charges related to internal-use software, expenses incurred with our proxy contest and other charges related to gain or loss contingencies. In determining whether any such adjustments is appropriate, the Company takes into consideration, among other things, how such adjustments would or would not aid in the understanding of the performance of its operations.
(8) Represents the tax effect for the related non-GAAP measure adjustments using the Company's year to date effective tax rate.